Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

HSBC Finance Corporation

We consent to the incorporation by reference in the registration statement (No. 333-132348-07) on Form S-3 of HSBC Home Equity Loan Trust (USA) 2007 – 2 of our attestation report dated March 3, 2008, with respect to HSBC Finance Corporation’s assessment of compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB applicable to the servicing of asset backed securitization transactions backed by home equity loan receivables, except for the criteria set forth in Sections 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(2)(i), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(3)(i)(D), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(iv), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), 1122(d)(4)(xiv), and 1122(d)(4)(xv), which the Company has determined are not applicable to the Company’s activities with respect to HSBC Home Equity Loan Trust (USA) 2007 – 2, as of and for the period from April 26, 2007 (date of issuance of the initial asset-backed securitization transaction covered by this report) through December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of HSBC Home Equity Loan Trust (USA) 2007 – 2.

/s/ KPMG LLP

Chicago, Illinois

March 24, 2008